News Release

FOR IMMEDIATE RELEASE	CONTACT
March 30, 2009	Craig Renner
301-843-8600

ACPT REPORTS RESULTS FOR 2008

ST. CHARLES, MD.— American Community Properties Trust (“ACPT” or the “Company”), (NYSE Amex: APO), today announced results for the year and quarter ended December 31, 2008.  For the year ended December 31, 2008, ACPT reported a net loss of $11,356,000, or $2.18 per basic and diluted share, on revenues of $82,914,000.  This compares to a net loss of $541,000, or $0.10 per basic and diluted share, on revenues of $85,376,000 for the year ended December 31, 2007.  For the year ended December 31, 2008, operating income was $7,356,000, compared to $16,082,000 in 2007.  Impairment charges of $7,456,000, an allowance for deferred tax assets of $3,403,000 and $4,691,000 of severance and salary expenses for employees who are no longer with the Company are included in the 2008 results.
For the quarter ended December 31, 2008, ACPT reported a net loss of $9,355,000, or $1.80 per basic and diluted share, on revenues of $24,634,000.  This compares to net income of $718,000, or $0.14 per basic and diluted share, on revenues of $23,919,000 for the same quarter in 2007.  For the quarter ended December 31, 2008, ACPT reported an operating loss of $3,135,000, compared to operating income of $4,771,000 in the same quarter in 2007.  Impairment charges of $7,456,000, an allowance for deferred tax assets of $3,403,000 and $3,315,000 of severance and salary expenses for employees who are no longer with the Company are included in the 2008 fourth quarter results.
Steve Griessel, who was appointed Chief Executive Officer of the Company effective October 1, 2008, said that overall results for 2008 reflect the difficult macro-economic conditions existing in the market, costs associated with streamlining the Company’s management structure and reducing the staff count, and impairment charges on property in Parque Escorial, Puerto Rico and Baltimore, Maryland.
Mr. Griessel also said the Company has dramatically changed the focus of its operations since October 1, 2008.  “We are now focused on generating free cash flow and attempting to strategically divest assets to strengthen our balance sheet.  We split the Company into two primary segments based on our business lines of operating real estate and land development as opposed to strictly reporting them geographically.  We believe the revised segment reporting makes the performance of each line of business easier to understand and allows us to focus on making each operate independently.  It also highlights the historical dependence that the land development entity has had on the operations and cash flows of our operating real estate, as evidenced by a significant intercompany loan balance at December 31, 2008.  We believe that restructuring and representing our operations in this manner makes the Company more efficient while leaving us well-positioned to capitalize on future growth opportunities,” said Mr. Griessel.
Matthew M. Martin, Chief Financial Officer, noted that the Company was subject to two impairments and a valuation allowance for certain deferred tax assets that significantly affected the Company’s financial results.  In Puerto Rico, the Company reported a $6,200,000 impairment charge related to the Hilltop section of Parque Escorial, the last section of the 2,700 unit planned community.  The Company also reported a $1,256,000 impairment charge related to its apartment properties in Baltimore, Maryland.  In addition, the Company recorded a $3,403,000 valuation allowance for deferred tax assets for investments and property management services for which future income could not be projected in the near term.
Mr. Martin also noted that revenues from the Company’s investment property portfolio increased 3%, to $62,243,000 for 2008.  Net operating income1 for the U.S and Puerto Rico Operating Real Estate segments also increased $2,145,000, or 11%, and $343,000, or 3%, respectively, as compared to 2007.  Mr. Martin attributed the increase to a full twelve months of operations of Sheffield Greens apartments in the United States in 2008, overall rent increases of 3% at properties in the United States and Puerto Rico, and a decrease of $965,000 in rental property expenses due to improvements in operating efficiencies.  Funds from Operations2 (“FFO”) in the U.S. Operating Real Estate segment decreased by $831,000, or 11%, driven by the $1,256,000 impairment charge in the fourth quarter of 2008 offset by a full twelve months of operations of Sheffield Greens apartments.  FFO from the Puerto Rico Operating Real Estate segment increased by $395,000, or 20%, as compared to 2007, primarily attributable to an increase in the annual rent in 2008 and controlling the costs of property operations.
Mr. Martin added that in St. Charles, Maryland, the Company reported sales of 61 single family lots and 58 town home lots generating revenue of approximately $8,700,000 in 2008, compared to 34 single family and 44 town home lots generating revenue of approximately $5,900,000 in 2007.  “Although the number of lots delivered increased, we saw a reduction in final lot price between 2007 and 2008.  Average single family final lot prices decreased 28% to $90,000 per lot and townhouse final lot prices decreased 22% to $73,000.  These declines were driven by Lennar bringing a more affordable product into St. Charles,” said Mr. Martin.
In addition to lot sales, in December 2008 the Company sold its interest in the Heritage at St. Charles joint venture to Lennar for $3,467,000. The Company also announced during the fourth quarter 2008 that it had reached an agreement to modify its lot sales agreement with Lennar. Under the terms of the agreement, Lennar will purchase a minimum of 100 lots annually in each of the next three years versus the 200 lots previously agreed. The amendment also represents the end of Lennar’s exclusivity in the Company’s St. Charles planned community.  Accordingly, the Company has signed purchase agreements with NVR, Inc., Richmond American Homes of Maryland, Inc., and Riverview Builders, LLC.  NVR, Inc. and Richmond American Homes of Maryland, Inc. have each agreed to purchase 24 lots per year in St. Charles in each of the next three years at a pace and price schedule similar to that in the agreement with Lennar, subject to customary due diligence and requisite approvals. “Each home builder will focus on different product types to ensure that we grow our market,” said Mr. Griessel.
Commercial land sales decreased to $1,900,000 compared to $5,333,000 in 2007.  During 2008, the Company saw a significant decline in its commercial sales activity as a result of the difficult market conditions.  During 2008, the Company lost three commercial contracts totaling approximately $2,200,000 and delayed the settlement of another contract for approximately $450,000 that was subsequently closed in March 2009.  The Company has $13,900,000 in commercial sales backlog as of December 31, 2008, primarily related to the sale of a 76 acre parcel to Competitive Power Ventures, Inc. (“CPV”), whose sales contract expires in June of 2010.  Settlement of the sale is dependent upon CPV obtaining financing to construct the facility, and a purchase agreement for the electricity that will be produced by the plant.
In Parque Escorial, homebuilding sales decreased to $3,730,000 in 2008 compared to $7,580,000 in 2007. The Company had 21 units in inventory at the beginning of 2008 and sold 15 of those units for an average selling price of $248,000. Both the average selling price and the gross profit margin on units sold decreased in 2008 compared to 2007.  The Company began development work on the Hilltop section of Parque Escorial in 2008.
Mr. Martin also noted that the Company reported a 36% increase in general, administrative, selling and marketing (“G&A”) costs in 2008.  The increase was primarily attributable to $4,691,000 in salaries and benefits for executive severance packages, other severance for employees who were involved in the workforce reduction, and consulting fees.
Mr. Martin noted the Company had cash and cash equivalents of $24,035,000 at the end of 2008, of which the corporate entity controlled $12,257,000, with $11,778,000 resided within the multifamily apartment entities.  Cash within the multifamily apartment entities is limited to the operations of the individual apartment entity and cannot be transferred between apartment entities nor used by the corporate entity.  “The Company is focused on managing cash flows during 2009 and conserving cash to address the debt maturities that are scheduled to occur during the year,” said Mr. Martin.  In the first quarter of 2009, the Company executed purchase agreements for the sale of three of the five U.S. Apartment Properties in Baltimore, Maryland for $29,200,000.  The Company received non-binding offers of $6,598,000 and is negotiating agreements for the other two properties. In addition, the Company executed a non-binding letter of intent to sell the Puerto Rico Apartment Properties.  We anticipate closing on the sale of these apartment properties in the second quarter of 2009.
 The Company has $10,898,000 of recourse and $6,816,000 of non-recourse debt as of December 31, 2008 that was due to mature in 2009.  “We have been able to work with the bank to extend the payment terms of the $14 million development line of credit which was set to mature on April 14, 2009, and has been extended to March 31, 2010,” said Mr. Martin. Further, the Company received a waiver of default related to a minimum net worth covenant on this facility.  This line of credit had a balance of $6,571,000 at December 31, 2008.  The Company has another $10 million development line of credit in its Puerto Rico subsidiary, which matures on August 31, 2009.  The Company will seek to refinance the line into a construction loan for the development of residential condominiums or extend the term of the facility.  In the event that the bank is unwilling to refinance or extend the terms of this facility, the bank’s sole recourse on the loan is the underlying collateral.  “We have a 50 year relationship with the bank in Puerto Rico, and we will diligently work with them to reach a mutually beneficial arrangement in this matter,” said Mr. Martin.
“We have worked very conscientiously to streamline the Company’s operations and flatten our management structure,” said Mr. Griessel. “We believe this will result in a 45% savings in G&A costs going forward in 2009 as compared to 2008. We are also instilling a culture of business ownership and innovation at every level in the organization which is already bearing fruit. Lastly, we have completely changed the reward system to ensure it aligns with the new strategy of the Company and our shareholders.”
Mr. Griessel added that the Company’s operating results should be evaluated over an extended period of time due to the cyclical nature of its business.
ACPT is a diversified real estate organization with operations in Maryland and Puerto Rico that specializes in community development, investment apartment properties, and property management services. ACPT is currently listed on the NYSE Amex under the symbol APO.
When filed, ACPT's Annual Report on Form 10-K will be available via the Internet at www.acptrust.com
Certain matters within this press release may be deemed to be forward- looking statements within the meaning of the federal securities laws. Investors are cautioned that all forward-looking statements involve risks, uncertainties, and other factors that could cause actual results to differ materially from those in the forward-looking statement. Forward-looking statements relate to anticipated revenues, gross margins, earnings, and the growth of the market for our products. Numerous factors could cause results to differ, including but not limited to, changes in market demand and acceptance of the Company products, impact of competitive products and pricing, dependence on third-party customers (specifically Lennar Corporation), dependence on third-party suppliers, changes in government regulations, the normal cyclical nature of the real estate industry and development economy and changes in our tax status. Although the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. For more information, please refer to the Company's Annual Report on Form 10-K for the year ended December 31, 2008 when filed with the Securities and Exchange Commission.

1 Net Operating Income (“NOI”) is calculated as real estate rental revenue less real estate operating expense.  NOI is a non-GAAP measure.  Management believes that NOI is helpful to investors as it captures the performance of our real estate operations in a measure that is comparable with other entities that have different capitalization.
2 Funds From Operations (“FFO”) is a non-GAAP financial measure, that we believe, when considered with the financial statements, prepared in accordance with GAAP, is helpful to investors in understanding our performance because it captures features particular to real estate performance by recognizing that real estate generally appreciates over time or maintains residual value to a much greater extent than do other depreciable assets such as machinery, computers or other personal property.  The Company computes FFO in accordance with the Board of Governors of the National Association of Real Estate Investments Trusts, or NAREIT, which defines FFO as net income (loss) computed in accordance with GAAP, excluding gains or losses from sales of depreciable property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.

AMERICAN COMMUNITY PROPERTIES TRUST
Financial Highlights
(in thousands)
	For the Years Ended		For the Three Months Ended
	12/31/08	12/31/07	12/31/08	12/31/07
	(Audited)	(Audited)	(Unaudited)	(Unaudited)

Revenues	$82,914	$85,376	$24,634	$23,919

Expenses	75,558	69,294	27,769	19,148

Operating income (loss)	7,356	16,082	(3,135)	4,771

Other expenses, net	(17,859)	(16,930)	(4,374)	(4,341)

(Loss) income before provision (benefit) for income taxes	(10,503)	(848)	(7,509)	430

Provision (benefit) from income taxes *	853	(307)	1,846	(288)

Net (loss) income	$(11,356)	$(541)	$(9,355)	$718
(Loss) earnings per share
Basic and Diluted	$(2.18)	$(0.10)	$(1.80)	$0.14

Weighted average shares outstanding
Basic	5,217	5,207	5,224	5,210
Diluted	5,217	5,207	5,224	5,214

Total cash dividends per share	$0.10	$0.30	$0.10	$-

The provision for income taxes in 2008 includes a $3,403,000 valuation allowance against its net deferred tax asset.  The benefit for income taxes in 2007 includes $460,000 recorded in the 4th quarter 2007 related to the statutory rate change for Maryland and its impact on our net deferred tax assets.

U.S. Operating Real Estate Segment
	For the year ended
	December 31, 2008	December 31, 2007

Operating revenues	$39,515	$38,416
Operating expenses	18,189	19,235
Net operating income	21,326	19,181
Management and other fees, substantially all from related entities	157	194
General, administrative, selling and marketing	(1,441)	(2,252)
Impairment charges	(1,256)	-
Depreciation and amortization	(6,082)	(5,592)
Operating income	12,704	11,531
Other expense	(10,405)	(9,998)
Income before provision for income taxes	2,299	1,533
Provision for income taxes	(1,624)	(463)
Net income	$675	$1,996

Depreciation	6,082	5,592
FFO	$6,757	$7,588

Puerto Rico Operating Real Estate Segment
	For the year ended
	December 31, 2008	December 31, 2007

Operating revenues	$22,728	$22,306
Operating expenses	11,512	11,433
Net operating income	11,216	10,873
Management and other fees, substantially all from related entities	624	635
General, administrative, selling and marketing	(3,631)	(3,159)
Depreciation and amortization	(3,769)	(3,694)
Operating income	4,440	4,655
Other expense	(5,837)	(4,536)
Income before benefit for income taxes	(1,397)	119
Provision for income taxes	37	373
Net loss	$(1,434)	$(254)

Depreciation and unconsolidated entity adjustment	3,769	2,194
FFO	$2,335	$1,940

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